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SILICON VALLEY BANK

                                  AMENDMENT TO

                               PURCHASE AGREEMENT

SELLER: SUPERCONDUCTOR TECHNOLOGIES INC.

DATED AS OF: APRIL 27, 2004

      THIS AMENDMENT TO PURCHASE AGREEMENT (THIS "AMENDMENT") is entered into between SILICON VALLEY BANK ("Buyer") and Superconductor Technologies Inc. ("Seller").

      Reference is made to the Accounts Receivable Purchase Agreement between Buyer, on the one side, and Seller, on the other side, and having an effective date of June 23, 2003, as modified on March 17, 2004 (collectively the "Purchase Agreement"). Unless otherwise defined herein, capitalized terms defined in the Purchase Agreement are used herein as therein defined.

      Buyer and Seller hereby agree to modify the Purchase Agreement as follows effective as of the date hereof:

      1. MODIFIED SECTION 2.2. Section 2.2 of the Purchase Agreement is hereby amended to read as follows:

            2.2 ACCEPTANCE OF RECEIVABLES. Buyer shall have no obligation to purchase any receivable listed on an Invoice Transmittal. Buyer may exercise its sole discretion in approving the credit of each Account Debtor before buying any receivable. Upon acceptance by Buyer of all or any of the receivables described on any Invoice Transmittal, Buyer shall pay to Seller 80% percent of the face amount of each receivable Buyer desires to purchase, net of deferred revenue and offsets related to each specific Account Debtor; provided, however, such percentage shall be deemed to be 95% until the earlier of (i) July 31, 2004 or (ii) repayment of the Agility Obligations (as defined below). Such payment shall be the "Advance" with respect to such receivable. Buyer may, from time to time, in its sole discretion, change the percentage of the Advance. Upon Buyer's acceptance of the receivable and payment to Seller of the Advance, the receivable shall become a "Purchased Receivable." It shall be a condition to each Advance that (i) all of the representations and warranties set forth in Section 6 of this Agreement be true and correct on and as of the date of the related Invoice Transmittal and on and as of the date of such Advance

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            as though made at and as of each such date, and (ii) no Event of
            Default or any event or condition that with notice, lapse of time or otherwise would constitute an Event of Default shall have occurred and be continuing, or would result from such Advance. Notwithstanding the foregoing, in no event shall the aggregate amount of all Purchased Receivables outstanding at any time exceed FIVE MILLION DOLLARS ($5,000,000.00), provided, however, that until the repayment of the Agility Obligations such maximum amount shall be deemed to be TWO MILLION SIX HUNDRED THIRTY TWO THOUSAND DOLLARS ($2,632,000). As used herein, the term "Agility Obligations" shall mean any and all indebtedness and other obligations owing to Agility Capital LLC.

      2. MODIFIED SECTION 3.2. Section 3.2 of the Purchase Agreement is hereby amended to read as follows:

            3.2. FINANCE CHARGES. On each Reconciliation Date Seller shall pay to Buyer a finance charge in an amount equal to 2.50 percentage points above the Prime Rate per annum (BUT NO LESS THAN 6.75% PER ANNUM) multiplied by the gross average daily Account Balance outstanding during the applicable Reconciliation Period; provided, however, until the earlier of (i) July 31, 2004 and (ii) the satisfaction of the Agility Obligations, such finance charge shall be an amount equal to 5.125 percentage points above the Prime Rate per annum multiplied by the gross average daily Account Balance outstanding during the applicable Reconciliation Period (the "Finance Charges").

      3. MODIFIED SECTION 6.2(g). Section 6.2(g) of the Purchase Agreement is hereby amended to read as follows:

            (G) Seller shall provide Buyer with a Compliance Certificate on a monthly basis to be received by Buyer no later than the 30th calendar day following each calendar month;

      4. ASSIGNMENT OF CLAIMS. With respect to Purchased Receivables that are owing from the United States or any department, agency or instrumentality thereof (each a "Governmental Entity"), Seller covenants and agrees to comply with the United States Assignment of Claims Act and within 30 days of the purchase of any such receivable by Buyer, Buyer shall have received an executed receipt of Notice of Assignment (or similar acknowledgment acceptable to Buyer) from the applicable Governmental Entity. If Buyer does not receive an executed receipt of Notice of Assignment (or similar acknowledgment acceptable to Buyer) within such 30 day period, the same shall constitute a breach of Seller's covenant above and such Purchased Receivable shall be subject to repurchase by Seller in accordance with the terms of the Purchase Agreement.

      5. ACKNOWLEDGMENT; AGREEMENT. Section 6.1(F) of the Purchase Agreement states: "(F) Each Purchased Receivable shall be the property of the Buyer and shall be collected by

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Buyer, but if for any reason it should be paid to Seller, Seller shall promptly notify Buyer of such payment, shall hold any checks, drafts, or monies so received in trust for the benefit of Buyer, and shall promptly transfer and deliver the same to the Buyer; " Seller has informed Buyer that payments on certain accounts receivable owing from Governmental Entities have, from time to time, been delivered directly to Seller due to the payor's administrative procedures. Buyer acknowledges the foregoing and agrees that any such inadvertent delivery of payments to Seller shall not, in and of itself, result in a breach of the Purchase Agreement, subject to Seller's compliance with all the provisions in Section 6.1(F) as to any payments that Seller has received. Moreover, Seller shall use its best efforts to cause all payments to be delivered to Buyer and not to Seller, and the direct receipt of any payments by Seller shall not be usual or customary nor shall it arise through any action or omission of Seller.

      6. LOCKBOX AGREEMENT. Seller has entered into a three party agreement (the "Lockbox Agreement") with Buyer and a lockbox provider (the "Lockbox Provider"), which Lockbox Agreement, or a replacement thereof acceptable to Buyer, shall remain in effect during the term of the Purchase Agreement or otherwise while any obligations remain outstanding thereunder. Seller shall use the lockbox address as the payment address on all invoices issued by Seller and shall direct all its Account Debtors to remit their payments to the lockbox address. Upon Buyer's receipt of such collections, and provided that there does not then exist an Event of Default or event that with notice, lapse or time or otherwise would constitute an Event of Default, and subject to Buyer's rights in the Collateral, Buyer agrees to remit promptly to Seller the amount of the receivables collections it receives with respect to receivables other than Purchased Receivables. It is understood and agreed by Seller that this Section does not impose any affirmative duty on Buyer to do any act other than to turn over such amounts. All such receivables and collections are Collateral and in the event of Seller's default hereunder, Buyer shall have no duty to remit collections of Collateral and may apply such collections to the obligations hereunder and Buyer shall have the rights of a secured party under the California Uniform Commercial Code.

      7. WARRANTS. Within ten (10) days of the date of this Amendment, Seller shall provide Buyer with seven (7)-year warrants to purchase 100,000 shares of common stock of the Seller, at a price per share of $1.85, all on terms acceptable to Buyer, as set forth in the Buyer's standard Warrant to Purchase Stock and related documents with such changes thereto as are acceptable to Buyer in its sole discretion. Said warrants shall be deemed fully earned on the date hereof, shall be in addition to all interest and other fees, and shall be non-refundable.

      8. CONSENT; SUBORDINATION. Buyer hereby consents to Borrower entering into and consummating the loan transaction with Creditor being entered into substantially concurrently herewith for a principal amount of indebtedness of up to $2,000,000, plus interest, fees and expenses, and which indebtedness is to be secured by the personal property assets of the Borrower, subject, however, to the Subordination Agreement (as defined below). In connection with the foregoing loan transaction,, Seller shall cause Agility Capital LLC (the "Creditor") to execute and deliver to Buyer a subordination agreement (the "Subordination Agreement"), in form and substance satisfactory to Buyer in its sole discretion, pursuant to which the Creditor shall subordinate any indebtedness owed to them by the Seller and any lien which such Creditor may have, now or in the future, against the assets of the Seller to the Obligations and to any

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security interest and/or lien in favor of Buyer. Seller shall cause the
Subordination Agreement to remain in full force and effect while any Obligations remain outstanding and while the Purchase Agreement is in effect.

      9. FEE. Seller shall pay to Buyer a fee of $10,000 in connection herewith. Such fee is in addition to interest and to all other amounts payable hereunder.

      10. REPRESENTATIONS TRUE. Seller represents and warrants to Buyer that all representations and warranties in the Purchase Agreement, as amended hereby, are true and correct.

      11. GENERAL PROVISIONS. This Amendment, the Purchase Agreement, any prior written amendments to the Purchase Agreement signed by Buyer and the Seller, and the other written documents and agreements between Buyer and the Seller set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof. Except as herein expressly amended, all of the terms and provisions of the Purchase Agreement, and all other documents and agreements between Buyer and the Seller shall continue in full force and effect and the same are hereby ratified and confirmed. This Amendment may be executed in any number of counterparts, which when taken together shall constitute one and the same agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

SELLER:                                            BUYER:

SUPERCONDUCTOR                                     SILICON VALLEY BANK
TECHNOLOGIES INC.

BY_______________________________                 BY___________________________
    RESIDENT OR VICE PRESIDENT
                                                  TITLE________________________

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                         GUARANTOR CONSENT AND AGREEMENT

      The undersigned hereby consents to the foregoing Amendment and to the documents and agreements referred to therein, and any termination thereof, and to any and all other present documents and agreements between Buyer and Seller. Nothing herein shall in any way limit any of the terms or provisions of the Guaranty of the undersigned, all of which are hereby ratified and affirmed and shall continue in full force and effect.

GUARANTOR:

CONDUCTUS, INC.

BY_______________________________
   PRESIDENT OR VICE PRESIDENT